BDO Dunwoody LLP
                                Royal Bank Plaza
                                  P.O. Box 32
                        Toronto, Ontario, Canada M5J 2J8
                           Telephone: (416) 865-0200
                            Telefax: (416) 865-0887



April 5, 2000


Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C.  20549
U.S.A.

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on March 9, 2000, to be filed by our former client, the Telemetrix Resource Group Ltd. and Telemetrix Resource Group Inc. We agree with the statements made in response to that item insofar as they relate to our Firm, except as it relates to the following:

The audit reports for Telemetrix Resource Group Ltd. and Telemetrix Resource Group Inc. included modifications for uncertainty and indicated that there was substantial doubt on the ability of the companies to continue as going concerns.

Yours very truly,


  /s/
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BDO Dunwoody LLP
CHARTERED ACCOUNTANTS
C. Stuart Hartley, F.C.A.
Partner